UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2014

ZaZa Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

1301 McKinney Street, Suite 2800
Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 12 , 2014, ZaZa Energy Corporation (“ZaZa” or the “Company”) entered into an amendment (the “First Amendment”) to that certain Employment Agreement, dated September 11, 2012 (the “Employment Agreement”), by and between the Company and Todd A. Brooks, President and Chief Executive Officer of the Company.  The information set forth under Item 5.02 below regarding the First Amendment is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  As previously disclosed, the board of directors of the Company approved a term sheet setting forth the material terms of an amendment to Mr. Brooks’s compensatory arrangement on May 14, 2014.  The First Amendment establishes the final terms of the proposal originally set forth in the term sheet and includes, without limitation, the following changes to the Employment Agreement:

Annual Base Salary:  Mr. Brooks’s annual base salary will be reduced from $525,000 to $1 until June 2, 2016 at which point it will revert to $525,000 (the “2016 Base Salary”).

Short-Term Incentive Awards:  Mr. Brooks’s target short-term incentive award (“STI Award”) will be “at risk” set at 150% of the 2016 Base Salary, and his maximum STI Award will be set at 300% of the 2016 Base Salary.  All STI Awards will be paid in common stock of the Company, and award amounts, if any, will be earned only if certain liquidity benchmarks are met and thresholds for the Company’s production or reserves growth are satisfied.  If the Company maintains, or maintains access to, a $5 million minimum cash balance as of the last day of the applicable fiscal year, and the Company’s production or reserve growth over the preceding year is between 75% and 99%, then Mr. Brooks will receive an STI Award of 150% of the 2016 Base Salary, if such growth is between 100% and 124%, then Mr. Brooks will receive an STI Award of 225% of the 2016 Base Salary, and, if such growth is greater than 300%, then Mr. Brooks will receive an STI Award of 300% of the 2016 Base Salary.

Long-Term Incentive Awards:  Mr. Brooks’s long-term incentive award will be “at risk” divided into two components.  The first component will consist of a $625,000 grant (based on the Black-Scholes value at the grant date) of non-qualified stock options that will potentially vest ratably over a three-year period.  The second component will consist of a long-term incentive bonus (the “LTI Bonus”), with the target for the LTI Bonus set at $1,875,000 and the maximum amount of such bonus being $3,750,000, that will be adjusted based on the performance of the Company’s common stock.  The LTI Bonus for a given year will be earned (or lost) over a three-year period depending on the Company’s production or reserves growth during each year of the three-year period.  In the first and second years of the three-year period of a given LTI Bonus, if production or reserve growth is less than 75%, Mr. Brooks will be entitled to no bonus (i.e., receive no amount with respect to one-third of a given year’s LTI Bonus), if such growth is between 75% and 100%, Mr. Brooks will be entitled to $625,000 if such growth is between 100% and 119%, Mr. Brooks will be entitled to $937,500, and, if such growth is 120% or more, Mr. Brooks will be entitled to $1,250,000.  In the third year of the three-year period of a given LTI Bonus, if production or reserve growth is less than 50%, Mr. Brooks will be entitled to no bonus (i.e., receive no amount with respect to one-third of a given year’s LTI Bonus), if such growth is between 50% and 75%, Mr. Brooks will be entitled to $625,000, if such growth is between 75% and 99%, Mr. Brooks will be entitled to $937,500, and, if such growth is 100% or more, Mr. Brooks will be entitled to $1,250,000.  Such one-third portion of the LTI Bonus will then be adjusted by the ratio of the volume weighted average share price of the Company’s common stock (a) on the date the one-third portion of the LTI Bonus is earned and (b) on the date such bonus was granted.  The total LTI Bonus for a given year will be the sum of the amounts earned over the three-year period covered by the LTI Bonus.  At the discretion of the Compensation Committee, the LTI Bonus, or any portion thereof, will be paid in either cash or common stock.

Severance:  Upon termination of his employment, Mr. Brooks’s salary continuation will be calculated based on the 2016 Base Salary and his STI Award severance will be paid in cash.  Furthermore, all options that have not yet vested will vest and any portion of an LTI Bonus that has not been earned will be earned in full assuming target performance the LTI Bonus with the share price used in the volume weighted share price adjustment being the share price of the Company as of the date of termination.

Change of Control:  Upon a change of control of the Company, or termination of Mr. Brooks following a change of control, all options that have not yet vested will vest and any portion of an LTI Bonus that has not been earned will be earned in full assuming target performance with the share price used in the volume weighted share price adjustment being the share price of the Company as of the date of the change of control or termination following the change of control.

The information set forth under Item 1.01 above regarding the First Amendment is hereby incorporated by reference into this Item 5.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2014

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks
President and Chief Executive Officer

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